Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2018 with respect to the audited consolidated financial statements of ADOMANI, Inc., included in the Annual Report on Form 10-K of ADOMANI, Inc. for the year ended December 31, 2017.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 3, 2018